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                                                                    EXHIBIT 10.2

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is made this 22nd day of July 2003, with an effective date as of December 31, 2002, by and between ASTRAZENECA AB, a corporation organized under the laws of Sweden, on behalf of itself and its relevant Affiliates ("Seller"), and AAIPHARMA LLC, a Delaware limited liability company ("Buyer"), a wholly-owned subsidiary of aaiPharma Inc. and f/k/a NeoSan Pharmaceuticals Inc.

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement, dated as of July 25, 2001, (the "APA") relating to the sale by Seller and purchase by Buyer of the Purchased Assets (as defined in the APA); and

WHEREAS, the parties now wish to amend certain terms and conditions of the APA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. DEFINITIONS. All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the APA.

         2.       AMENDMENT OF SECTION 1.01.

         The following definitions are hereby added to Section 1.01:

         (eeee) "Approvable Letter" means a written communication to an applicant from FDA stating that FDA will approve the applicant's NDA if specific additional information or material is submitted or specific conditions are met in accordance with 21 CFR 314.110.

         (ffff) "Approval of Application" means a written communication to an applicant from FDA approving the applicant's NDA in accordance with 21 CFR 3114.105.

         (gggg) "CFR" means the United States Code of Federal Regulations.

         (hhhh) "NDA" means a New Drug Application submitted in accordance with the federal Food, Drug and Cosmetic Act, as amended.

         (iiii) "Payment Date" means August 17, 2004.

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         (jjjj) "Postapproval Study" means a study requested or required by FDA as a condition to maintaining NDA approval.

         (kkkk) "Reformulation NDA" means each of (i) NDA 21-643 filed by Buyer with FDA (relating to the pharmacy bulk package of Reformulated MVI-12 with ten
(10) doses per vial in a two-vial application), as the same may be amended or supplemented, and (ii) NDA 21-625 filed by Buyer with FDA (relating to other packaging configurations of Reformulated MVI-12), as the same may be amended or supplemented.

         (llll) "Reformulated MVI-12" means MVI-12 Product that includes increased dosages of vitamins B1, B6, C, and folic acid and the addition of vitamin K in accordance with the Federal Register Notice published by the FDA on April 20, 2000 [Docket No. 79N-0113]

3.       AMENDMENT OF SECTION 4.01.

         (a) Subsection 4.01(a) is hereby amended by deleting the term "Second Contingent Installment" from the parenthetical phrase contained in the last clause thereof.

         (b) Subsection 4.01(a)(iv) is hereby deleted in its entirety and replaced with the word "Reserved."

         (c) Subsection 4.01 (a)(v) is hereby deleted in its entirety and replaced with the following:

                  "subject to Section 4.01A below, on the Payment Date, an additional $43.5 million ("Remaining Purchase Price") in immediately available funds by wire transfer into an account designated by Seller two business days before such amount is due;"

         (d) The last paragraph of Section 4.01 is hereby deleted in its entirety and replaced with the following new Section 4.01A:

                  "4.01A   Reduction of Remaining Purchase Price.

                           (a) The Remaining Purchase Price shall be paid to Seller in accordance with Section 4.01(a)(v) above if, with respect to each Reformulation NDA, either (i) FDA delivers an Approval of Application of such Reformulation NDA (which may contain a request by FDA that one or more Postapproval Studies be conducted with respect to Reformulated MVI-12 and which Approval of Application shall cover each packaging configuration submitted for approval in such Reformulation
                  NDA) and each packaging configuration of Reformulated MVI-12 approved in such Approval of Application has a minimum shelf life of twelve months ("FDA Approval") or (ii) FDA delivers an Approvable Letter with respect to such Reformulation NDA in which FDA states that the only additional information

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                  or material required for approval of such Reformulation NDA by
                  FDA and/or the only conditions that are required to be satisfied in order for FDA to approve such Reformulation NDA (in either case, before approving the packaging configurations covered thereby with minimum shelf lives of twelve months) relate to the name of Reformulated MVI-12 ("FDA Approvable Status"); provided that (x) if FDA Approval or FDA Approvable Status of either Reformulation NDA is not obtained by December 31, 2002 (the "Penalty Date"), then the Remaining Purchase Price shall be reduced by $1 million for each full month thereafter until the month in which FDA Approval or FDA Approvable Status of either Reformulation NDA is obtained ("Monthly Penalty") and (y) if FDA Approval or FDA Approvable Status of each Reformulation NDA is not obtained on or before the Outside Date (as defined herein), then the Remaining Purchase Price will equal zero. For purposes of this Agreement, "Outside Date" means May 31, 2004, or such later date as may be required in accordance with the following paragraphs in this Section.

                           (b) Buyer shall be solely responsible for conducting any and all Postapproval Studies required by the FDA with respect to Reformulated MVI. In no event will the Remaining Purchase Price due to Seller or the Payment Date be affected by FDA's requirement of Postapproval Studies.

                           (c) If, in any Approvable Letter delivered by FDA with respect to either Reformulation NDA, FDA states that information or material is required for approval of such Reformulation NDA by FDA and/or there are conditions that are required to be satisfied in order for FDA to approve such Reformulation NDA in addition to those relating to the name of Reformulated MVI-12, Buyer shall provide Seller (i) with all material information that is already in Buyer's possession at the time of receipt of such Approvable Letter and is readily available to be provided to Seller (the "Existing Data"), and
                  (ii) with reasonable reanalyses of such Existing Data, in each case in (i) and (ii) above as reasonably requested by Seller in connection with responding to such Approvable Letter, as promptly as commercially practicable (and within five (5) business days where commercially practicable) after such request by Seller, or as mutually agreed to by the parties. Notwithstanding the foregoing sentence, Buyer will respond within five (5) business days to all Manufacturer requests concerning the name of Reformulated MVI-12. If Buyer fails to provide all such information of a material nature within the timeframe specified in the preceding sentences, (a) the Outside Date shall be extended by the number of days from the end of the timeframe specified in the preceding sentences through and including the day on which Buyer provides such information (a "Delay Period") and (b) the accrual of the Monthly Penalty shall be suspended for the Delay Period by adding such Delay Period onto the end of the calendar month in which such failure occurs before the Monthly Penalty would again apply, with corresponding adjustments of the date

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                  that the Monthly Penalty would apply in subsequent months
                  where the circumstances therefor then apply. (By way of example and not by way of limitation, if a six-day Delay Period occurred in October 2003, the Monthly Penalty previously applicable for October would thereafter apply six days into November and six days into each subsequent month, assuming the circumstances for the Monthly Penalty were then applicable in such month.) In the event that such extension would otherwise cause the Outside Date to fall on a day other than a Business Day, the Outside Date shall be the next succeeding Business Day. Such information that may be requested from Seller hereunder, and readily available to be provided to Seller, includes Existing Data pertaining to analytical data, methods qualification data, analytical methods validation information, specification setting, and label issues, and reasonable reanalyses of Existing Data related to the foregoing examples.

         4.       AMENDMENT OF APA SECTION 8.19.

         (a) Section 8.19 is hereby amended by replacing the term "Reformulation SNDA" in each place it appears with the term "Reformulation NDAs."

         (b) The language in the first sentence of Subsection 8.19(b) reading "Upon the earlier of FDA's approval of the Reformulation SNDA or Seller's notice to Buyer that it is abandoning its efforts to obtain such approval," is hereby changed to read "Upon the earliest to occur of FDA Approval or FDA Approvable Status of the two Reformulation NDAs, Seller's notice to Buyer that it is abandoning its efforts to obtain such approval, or August 17, 2004."

         (c) Subsection 8.19(d) is hereby amended by adding the following new clause at the end thereof:

                  ", including all regulatory filing fees related to the filing of the two Reformulation NDAs."

         5.       AMENDMENT OF SECTION 13.02.

                  The following provision is hereby added after the last sentence of Section 13.02.

                  "Buyer shall provide to Seller a copy of all Governmental or Regulatory Authority correspondence regarding either Reformulation NDA received by Buyer, that does not clearly indicate that Seller has also received a copy of such correspondence, or a copy of all relevant portions of such correspondence dealing with either Reformulation NDA, within three (3) business days of receipt by Buyer. If Buyer fails to provide any such correspondence within the timeframe specified in the preceding sentence and Seller has not otherwise received a copy of such correspondence, the Outside

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                  Date shall be extended by the relevant Delay Period (i.e., the number of days from the end of the timeframe specified in the preceding sentence through and including the day on which Buyer provides such correspondence or relevant portions thereof to Seller) and the accrual of the Monthly Penalty shall be suspended for the Delay Period by adding such Delay Period onto the end of the calendar month in which such failure occurs before the Monthly Penalty would again apply, with corresponding adjustments of the date that the Monthly Penalty would apply with respect to subsequent months where the circumstances therefor then apply. In the event that such extension would otherwise cause the Outside Date to fall on a day other than a Business Day, the Outside Date shall be the next succeeding Business Day."

         6. ASSIGNMENT. APA Section 13.07 is hereby deleted in its entirety and replaced with the following:

                  "This Agreement may not be assigned by either party, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this entire Agreement and its rights and obligations hereunder to any of its Affiliates with a guarantee of performance by the assigning party. Any assignment in violation of this Section shall be void. All validly assigned rights and obligations of the parties shall be binding upon and inure to the benefit of and be enforceable against the permitted assigns of such party. If either party seeks and obtains the other party's consent to assign its rights or obligations to a third party, the assignee shall assume all rights and obligations of its assignor under this Agreement."

         7. NO OTHER AMENDMENTS. Except as expressly amended hereby, all other terms and conditions of the APA shall remain in full force and effect.

         8. HEADINGS. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

         10. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment which shall be effective as of the day and year first above written.



aaiPHARMA LLC                          ASTRAZENECA AB



By: /S/ DAVID M. HURLEY                By: /S/ GLENN M. ENGELMANN
   ---------------------------            --------------------------------------
Name: David M. Hurley                  Name: Glenn M. Engelmann
Title: President                       Title: Attorney-in-fact
Date: July 22, 2003                    Date: July 25, 2003

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                      AMENDMENT TO AAIPHARMA INC. GUARANTY

         WHEREAS, pursuant to a Guaranty attached to the Asset Purchase Agreement (the "APA"), dated as of July 25, 2001, by and between AstraZeneca AB, on behalf of itself and its relevant Affiliates ("Seller"), andaaiPharma LLC, f/k/a NeoSan Pharmaceuticals Inc. ("Buyer"), aaiPHARMA Inc. has guaranteed the performance by Buyer of its obligations under the APA; and

         WHEREAS, Buyer and Seller have amended the APA on the foregoing terms and conditions.

         NOW, THEREFORE, in consideration of Seller's entering into, and continued performance under, the APA, the Guaranty is hereby amended to add the phrase, "as amended from time to time," immediately after the word "Agreement" in the fourth line thereof.

         IN WITNESS WHEREOF, aaiPHARMA Inc. has caused its duly authorized officer to execute this amendment which shall be effective as of July 22, 2003.



                                       aaiPHARMA Inc.



                                       By: /S/ PHILIP S. TABBINER
                                          --------------------------------------
                                       Name: Philip S. Tabbiner
                                       Title: Chief Executive Officer